Filed Pursuant to Rule 424(b)(2)
File No. 333-134864

Pricing Supplement No. 117
Dated: August 15, 2008
(To Prospectus dated June 8, 2006 and Prospectus Supplement dated June 13, 2006)

CALCULATION OF REGISTRATION FEE
Class of securities offered	Medium-Term Senior Notes, Series C
Aggregate offering price	$2,000,000,000
Amount of registration fee	$78,600*

*The filing fee of $78,600 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

This Pricing Supplement consists of 4 page(s).

AMERICAN EXPRESS CREDIT CORPORATION
Medium-Term Senior Notes, Series C
Due Nine Months or More from Date of Issue

Principal Amount or Face Amount: $2,000,000,000

Issue Price: 99.835%

Proceeds to Company on original issuance: $1,991,700,000

Commission: $5,000,000 (0.250%)

Agent:	[ ] ABN AMRO Incorporated	[ ] Goldman Sachs & Co.
	[ X ] Banc of America Securities LLC	[ ] Greenwich Capital Markets, Inc.
	[ ] Barclays Capital Inc.	[ ] J. P. Morgan Securities Inc.
	[ X ] BNP Paribas Securities Corp.	[ ] Lehman Brothers Inc.
	[ ] BNY Capital Markets, Inc.	[ ] Merrill Lynch Pierce Fenner & Smith Inc.
	[ X ] Credit Suisse Securities (USA) LLC	[ X ] The Williams Capital Group, L.P.
	[ X ] Citigroup Global Markets Inc.	[ ] Utendahl Capital Partners, L.P.
	[ X ] Deutsche Bank Securities Inc.	[ ] Wachovia Capital Markets LLC
[ X ] Other:
CastleOak Securities, L.P.
Mizuho Securities USA Inc.
Lazard Capital Markets LLC
UBS Securities LLC

Agent	Amount
Banc of America Securities LLC	$ 400,000,000
Citigroup Global Markets Inc	400,000,000
Deutsche Bank Securities Inc	400,000,000
UBS Securities LLC	400,000,000
BNP Paribas Securities Corp	90,000,000
Credit Suisse Securities (USA) LLC	90,000,000
Lazard Capital Markets LLC	90,000,000
Mizuho Securities USA Inc	90,000,000
CastleOak Securities, L.P.	20,000,000
The Williams Capital Group, L.P.	20,000,000

Total	$2,000,000,000

Agents’ capacity on original issuance:	[ ] As Agent
[X] As Principal

If as principal:

[ ]	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
[X]	The Notes are being offered at a fixed initial public offering price of 99.835 % of Principal Amount or Face Amount.

Form of Note: [X] Global [   ] Definitive

Trade Date:	August 15, 2008

Original Issue Date:	August 20, 2008

Stated Maturity:	August 20, 2013

Specified Currency (if other than U.S. Dollars): N/A

Authorized Denominations (if other than as set forth in the Prospectus Supplement): Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof

Interest Payment Dates: Semi-annually on the 20th day of each February and August; provided, however, that if an interest payment date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day.

First Interest Payment Date: February 20, 2009

Accrue to Pay:  [X] Yes   [   ] No

Indexed Principal Note:   [   ] Yes (See Attached)    [X] No

Type of Interest Rate: [X] Fixed Rate   [  ] Floating Rate   [  ] Indexed Rate (See Attached)

Interest Rate (Fixed Rate Notes): 7.30%

Initial Interest Rate (Floating Rate Notes): N/A

Base Rate:	[ ] CD Rate	[ ] Commercial Paper Rate
	[ ] EURIBOR	[ ] Federal Funds Rate
	[ ] LIBOR	[ ] Treasury Rate
	[ ] Prime Rate	[ ] Other (See Attached)

Calculation Agent: The Bank of New York Mellon

Computation of Interest (If other than as set forth in the Prospectus Supplement):
[X] 30 over 360	[ ] Actual over Actual
[ ] Actual over 360	[ ] Other (See Attached)

Interest Reset Dates: N/A

Rate Determination Dates (If other than as set forth in the Prospectus Supplement): N/A

Index Maturity: N/A

Spread (+/-): N/A

Spread Multiplier: none

Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:
[ ] Yes (See Attached) [X] No

Maximum Interest Rate: none

Minimum Interest Rate: none

Amortizing Note:    [   ] Yes (See Attached)        [X] No

Optional Redemption:	[ ] Yes [X] No
Optional Redemption Dates:		N/A
Redemption Prices:		N/A
Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part

Optional Repayment:	[ ] Yes	[X] No
Optional Repayment Dates:		N/A
Optional Repayment Prices:		N/A

Discount Note: [ ] Yes [X] No
Total Amount of OID:		N/A
Bond Yield to Call:		N/A

Bond Yield to Maturity:	N/A
Yield to Maturity:	N/A

CUSIP:   0258M0CY3

ISIN:  US0258M0CY3

DESCRIPTION OF THE NOTES:
          The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated June 8, 2006 and Prospectus Supplement dated June 13, 2006, to which reference is hereby made.